Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-130818) of Bimini Capital Management, Inc,

(2)	Registration Statement (Form S-3 No. 333-114542) of Bimini Capital Management, Inc.,

(3)	Registration Statement (Form S-3 No. 333-128395) of Bimini Capital Management, Inc., and

(4)	Registration Statement (Form S-8 No. 333-119832) of Bimini Capital Management, Inc. pertaining to the 2003 Long Term Incentive Compensation Plan of Bimini Capital Management, Inc;

of our reports dated March 12, 2008, with respect to the consolidated financial statements of Bimini Capital Management, Inc. and the effectiveness of internal control over financial reporting of Bimini Capital Management, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida

March 12, 2008